NEWS RELEASE                                               Exhibit 99

                                                           For Immediate Release
                                                           ---------------------
                                                                   July 12, 2000


Media Contact:
Robert A. Henson, Acting CEO
(304) 769-1108


                         CITY HOLDING COMPANY ANNOUNCES
                 FORMAL AGREEMENT WITH COMPTROLLER OF CURRENCY


     CHARLESTON, WV - City Holding Company (NASDAQ-NMS: "CHCO") today announced that its principal bank subsidiary, City National Bank of West Virginia, has entered into a formal agreement with the Comptroller of the Currency. The agreement outlines a series of steps to modify the bank's procedures, many of which City National already has begun, including formalization and documentation of practices and procedures for the bank's operations.

     "We welcome the Comptroller's agreement with City National Bank, and the boards of directors of the bank and City Holding Company are 100% committed to implementing the policies and procedures required by the agreement within the required timeframes," said Robert A. Henson, Acting Chief Executive Officer for City Holding Company. "This document will strengthen our commitment to refocus our energy and attention to City's core community banking franchise."

     The agreement requires the bank to adopt a three-year comprehensive strategic plan, improve its loan portfolio management, and develop and adhere to a written plan for liquidity, asset and liability management policy. The bank also must incorporate liquidity planning in its financial management process, implement a satisfactory program to manage interest rates, and ensure full compliance of its securitization program with recent OCC regulations. Additionally, the bank must develop a plan to dispose of loans held for sale that are held in excess of 90 days, develop a three-year capital plan, strengthen internal controls and the bank's audit committee, and establish a program to maintain an adequate allowance for loan and lease losses.

     In addition, as a consequence of entering into the agreement, City National must adhere to certain FDIC restrictions regarding the issuance of brokered deposits. The bank also is required to maintain its current capital ratios and to establish a committee of its board of directors to oversee its compliance with the agreement.

     "It should be emphasized that this agreement does not affect the way the bank conducts business with its customers," Henson noted. "The agreement should not have any significant impact on our results of operations over the next months, even though the agreement does require the bank to strengthen its lending policy and modify its methodology for the allowance for loans and lease losses."

     Henson said the company does not anticipate that the agreement will have any effect on second-quarter operating results, although those results will be affected by accruals taken for termination of employees.

     "City Holding Company is evaluating strategic alternatives to maximize shareholder value. With the stock price well below the company's March 31, 2000 book value of $11.77 per share, we are focused on the need to maximize shareholder value," Henson added.

     The company also announced that it would accrue in the second quarter of 2000 an after tax charge of approximately $1.55 million, or $0.09 per share, associated with the termination and non-competition agreements signed with Steven J. Day, Bernard C. McGinnis and Thomas L. McGinnis. The terms of which were disclosed in the company's proxy statement sent to shareholders for the 2000 annual meeting.

     As announced May 30, 2000, the Company expects to recognize a pre-tax charge of $1.10 million ($767,000 after-tax or $0.05 per share) for the second quarter of 2000 associated with the downsizing of its Specialty Finance operations in California.

     This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the actual results of City Holding to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the formal agreement with the Comptroller of the Currency may have effects on the Company's business that are not currently anticipated, including effects on operating results; (2) competitive pressures may increase significantly; (3) general economic or business conditions, either nationally or in the states or regions in which the companies do business may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (4) legislative or regulatory changes may adversely affect the businesses in which the companies are engaged; and (5) changes may occur in the securities markets.